Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-122208

Prospectus Supplement
Number 2

14,032,896 Shares

Great Wolf Resorts, Inc.

Common Stock

     This prospectus supplement relates to the public offering of up to 14,032,896 shares of common stock by some of our existing shareholders, as described in the prospectus dated May 11, 2005, as supplemented from time-to-time, which we refer to as the prospectus. This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus.

     You should carefully consider the risk factors described beginning on page 12 of the accompanying prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 15, 2005.

Recent Developments

     We plan to develop an additional 100 guest suites at our recently opened Great Wolf Lodge resort in Williamsburg, Virginia. We also intend to add multiple new attractions in the waterpark. We expect to commence construction of the Williamsburg expansion in Fall 2005 and complete the expansion in Fall 2006.

     In addition, our Great Wolf Lodge resort in Sandusky, Ohio has been impacted by a significant increase in the supply of competitive rooms of other indoor waterpark resorts. During the second quarter of 2004, our 271-room resort was the only indoor waterpark resort in the Sandusky market. Today, there are more than 800 rooms in the market.